Exhibit 99.1

KEANE

NEWS RELEASE

Contact:	Larry Vale
Keane Investor Relations
(617) 517-1290

Samantha McGarry
Porter Novelli
(617) 450-4300

KEANE REPORTS SECOND QUARTER 2003 RESULTS

Improved Earnings, Margins, Cash Flow, and Bookings From Prior Year

BOSTON, July 23, 2003 — Keane, Inc. (AMEX: KEA), a leading business and information technology (IT) consulting firm, today reported revenues and earnings for the Second Quarter ended June 30, 2003.

Revenues for the Second Quarter of 2003 were $203.5 million, consistent with revenues in the First Quarter of 2003, and down 10 percent from revenues of $226.1 million in the Second Quarter of 2002.  Net income for the Second Quarter of 2003 was $6.6 million, an increase of 20 percent from net income of $5.5 million in the Second Quarter of 2002.  Earnings per share (EPS) for the Second Quarter of 2003 was $.10 compared to EPS of $.07 in the Second Quarter of 2002.

Keane believes that cash performance is the primary driver of long-term per share value, thus Keane’s management views cash earnings per share (CEPS(1)) as an important indicator of performance.  CEPS increased to $.14 compared to CEPS of $.11 for the same period last year.

“Stability in revenues and the overall business environment enabled Keane to improve profitability during the quarter.  While we still have a long way to go before achieving targeted performance, we believe that we are well positioned to benefit from increased IT spending,” stated president and CEO Brian Keane.  “Interest in Applications Outsourcing and demand for offshore delivery remain strong.  We are particularly pleased with new business bookings, which increased to $225 million during the Second Quarter, from $205 million in the First Quarter of 2003.”

(1) Cash earnings per share (CEPS) excludes special charges along with amortization of intangible assets and stock-based compensation.  CEPS is not a measurement in accordance with Generally Accepted Accounting Principles (GAAP).

Keane’s business is comprised of three main service lines: Plan, Build and Manage services.   The following is a summary of revenues and bookings by service line during the Second Quarter of 2003:

Second Quarter 2003	Revenue	Bookings
Plan Services	$13.1 million	$8.2 million
Business Consulting, IT Consulting, Applications Rationalization, HIPAA Assessments etc.
Build Services	50.2 million	25.4 million
Enterprise Application Integration, e-architecture, CRM, Custom Development, Healthcare Solutions, etc.
Manage Services	140.2 million	191.6 million
ADM Outsourcing, Application Maintenance Services, Migrations, Staff Augmentation, etc.
Total	$203.5 million	$225.2 million

Revenues for the six months ended June 30, 2003 were $408.2 million compared with revenues of $447.3 million during the same period in 2002.  Net income for the first six months of 2003 was $17.2 million, including an after-tax, non-recurring gain of $4.4 million in the First Quarter, compared with $11.1 million during the same period in 2002.  EPS for the first six months of 2003 was $.25 compared with $.15 for the first six months of 2002.  Excluding the non-recurring gain, CEPS for the first six months of 2003 was $.26 per share.

“Gross margin improvement and tight cost controls helped drive our profitability gains,” explained John Leahy, senior vice president of finance and CFO.  “Gross margin increased during the Second Quarter to 32.3 percent, up from 28.4 percent in the Second Quarter of 2002, and up from 30.4 percent in the First Quarter of 2003. Additionally, we had an excellent cash flow quarter.  Net Cash Provided from Operations for the Second Quarter was approximately $24 million, in part driven by a further improvement in DSO(2) to 57 days.”

Net Cash Provided from Operations was approximately $36.1 million for the six months ended June 30, 2003, which included $6.3 million in cash costs related to previous years’ charges, and $7.3 million in pre-tax cash proceeds from an arbitration award received by the Company in the First Quarter of 2003.

During the Second Quarter of 2003, the Company issued $150 million in convertible subordinated debentures.  The Company simultaneously invested $37.3 million of the proceeds in the repurchase of 3 million shares of its common stock.  Net proceeds after the repurchase of shares and debt issuance costs were $108.2 million.   As of the end of the Second Quarter, the Company had approximately 3.6 million shares remaining in repurchase authorizations from its Board of Directors.

(2) DSO calculated using trailing three months total revenue divided by 91 days in period to equal daily revenue.  The average A/R balance for the three month period is then divided by daily revenue.

Keane ended the Second Quarter of 2003 with $184 million in cash including the proceeds from the Company’s convertible debt offering.  Keane believes this available cash, coupled with its $50 million credit facility, provides significant financial flexibility to fund potential future acquisitions or share repurchases.

Based on the current economic outlook and seasonal factors, the Company estimates revenues for the Third Quarter of 2003 in the range of $200 to $210 million with EPS in the range of to $.07 to $.09 per share, and CEPS of $.11 to $.13 per share.

Keane will host a conference call today at 8:30 a.m. (EDT) to discuss these results.  Interested parties may access the call via the Internet at www.keane.com or may dial 800-438-7212 (706-643-3476 from outside North America) and ask for the Keane call by referencing reservation number 1671634.  No advanced registration is required to participate. A replay of the call will be available beginning at approximately 10:30 a.m. (EDT) today, through 5:00 p.m. (EDT) on August 1, 2003.  The replay may be accessed via the Internet at www.keane.com or by calling 1-800-642-1687 (706-645-9291 from outside North America) and referencing reservation number 1671634.

About Keane:

Keane, Inc. (AMEX: KEA), one of the world’s great information technology services firms, helps clients Plan, Build, Manage, and Rationalize their application software portfolios.  Keane builds long-term relationships with customers by providing a broad range of service offerings, which help clients dramatically improve the effectiveness of their IT organizations.  Specifically, Keane focuses on three highly synergistic service offerings: Business Consulting, Application Development and Integration, and Applications Management Outsourcing, the Company’s flagship service offering.  As part of its Build services, Keane also provides a full line of proprietary healthcare information systems.  Keane delivers its services through an integrated network of branch offices in North America and the United Kingdom, and via Advanced Development Centers (ADCs) in the United States, Canada, and India.  Information on Keane is available on the Internet at www.keane.com.

Safe Harbor for Forward-Looking Statements:

This press release contains a number of forward-looking statements concerning the Company’s current expectations as to future growth and its results of operations.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” “intends’, “projects,” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: continued or further downturns in the U.S. economy, political and economic conditions in India, the loss of one or more major clients, unanticipated disruptions to Keane’s business, the execution and successful completion of contracts evidencing the new bookings referred to in this release, the successful completion of software development or management projects, the availability and utilization rate of professional staff, and other factors detailed under the caption “Certain Factors That May Affect Future Results” in Keane’s Quarterly Report on Form 10-Q for the period ended March 31, 2003, which important factors are incorporated herein by this reference.   Keane disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, including the potential impact of any future acquisitions, mergers or dispositions it may make.

KEANE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002

Total revenues	$203,511	$226,062	$408,173	$447,321
Salaries, wages and other direct costs	137,877	161,905	280,308	319,738
Selling, general and administrative expenses	50,146	51,022	98,221	103,313
Amortization of intangible assets	4,030	4,248	8,077	7,556
Operating income	11,458	8,887	21,567	16,714

Interest and dividend income	898	510	1,246	1,534
Interest expense	1,066	72	1,099	139
Other (income) expense, net	259	125	(6,918)	(345)
Income before income taxes	11,031	9,200	28,632	18,454
Provision for income taxes	4,411	3,679	11,451	7,380
Net income	$6,620	$5,521	17,181	11,074

Net earnings per share (basic)	$0.10	$0.07	$0.25	$0.15

Net earnings per share (diluted)	$0.10	$0.07	$0.25	$0.15

Weighted average shares outstanding (basic)	66,351	75,733	67,681	75,724
Weighted average common and common share equivalents outstanding (diluted)	66,799	76,308	67,809	76,399

Reconciliation of GAAP EPS to CEPS

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Income before taxes	$11,031	$9,200	$28,632	$18,454
Add:
Amortization of intangible assets and stock based compensation	4,055	4,263	8,117	7,581
Less:
Arbitration award	—	—	(7,315)	—
Adjusted income before taxes	15,086	13,463	29,434	26,035
Provision for income taxes	6,034	5,385	11,774	10,414
Adjusted net income	$9,052	$8,078	$17,660	$15,621
CEPS (diluted)	$0.14	$0.11	$0.26	$0.20

KEANE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	(Unaudited)
	6/30/03	12/31/02
Assets
Current
Cash and cash equivalents	$155,524	$46,383
Marketable securities	28,907	21,872
Accounts receivable, net:
Trade	121,256	129,432
Other	851	1,004
Prepaid expenses and deferred taxes	34,679	37,430
Total current assets	341,217	236,121

Property and equipment, net	28,656	24,729
Building, net	40,451	40,888
Goodwill	277,650	277,435
Customer lists, net	63,551	69,193
Other intangible assets, net	15,222	17,613
Deferred taxes and other assets, net	25,020	19,695
Total assets	$791,767	$685,674

Liabilities
Current
Accounts payable	12,049	11,986
Accrued expenses and other liabilities	38,080	34,917
Accrued building costs	439	234
Accrued restructuring	10,536	13,694
Accrued compensation	32,403	36,346
Note payable	2,892	3,100
Accrued income taxes	6,757	81
Unearned income	9,446	11,535
Current capital lease obligations	823	887
Total current liabilities	113,425	112,780

Convertible debentures	150,000	—
Accrued long-term building costs	40,276	40,654
Accrued long-term restructuring	8,870	12,541
Deferred income taxes	28,266	28,343
Long-term capital lease obligations	296	772
Total liabilities	341,133	195,090
Stockholders’ Equity
Common stock	7,555	7,555
Class B common stock	28	28
Additional paid-in capital	166,643	166,598
Accumulated other comprehensive income	13	(1,411)
Retained earnings	386,723	369,542
Less treasury stock, at cost	(110,328)	(51,728)
Total stockholders’ equity	450,634	490,584
Total liabilities and stockholders’ equity	$791,767	$685,674

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